EXHIBIT 5.1

SNR Denton US LLP Two World Financial Center 225 Liberty Street New York, NY 10281-2699 USA	T +1 212 768 6700 F +1 212 768 6800 snrdenton.com

September 23, 2011

TurboSonic Technologies, Inc
550 Parkside Drive, Suite A-14
Waterloo, Ontario Canada N2L 5V4

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for TurboSonic Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1, as may be amended from time to time (the “Registration Statement”), to be filed contemporaneously with the date hereof with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to prospective purchasers of 8,000,000 shares of the Company’s common stock, par value $0.10 per share (the “Shares”) that may be issued to Dutchess Opportunity Fund, II, LP (the “Selling Stockholder”) pursuant to the terms of that certain Investment Agreement, dated as of September 19, 2011 by and between the Company and the Selling Stockholder (the “Investment Agreement” and, thereafter, publicly offered for resale by the Selling Stockholder.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Investment Agreement, the Registration Statement and the Company Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System to the SEC printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon certificates and oral or written statements and other information obtained from the Company. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

Turbosonic Technologies, Inc. September 23, 2011 Page 2

In particular, we have examined and relied upon:

          1. The Certificate of Incorporation of the Company, as amended to the date hereof;

          2. The Amended and Restated By-Laws of the Company, as amended to the date hereof;

          3. Certain resolutions adopted by the board of directors of the Company relating to the registration of the Shares and related matters;

          4. A specimen certificate representing the common stock; and

          5. Such other documents as we have considered appropriate for the purposes of this opinion.

          Items 1 to 5 above are referred to in this letter as the “Company Documents.”

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein and with respect to parties other than the Company) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefore as contemplated in the Investment Agreement and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial decisions interpreting same) and does not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the SEC thereunder.

Very truly yours,

/s/ SNR Denton US LLP